EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm in the Registration Statement (Form S-8), pertaining to the Martek Biosciences Corporation Amended and Restated 2004 Stock Incentive Plan and to the incorporation by reference therein of our report dated January 6, 2006, with respect to the consolidated financial statements and schedule of Martek Biosciences Corporation included in its Annual Report (Form 10-K/A) for the year ended October 31, 2005, Martek Biosciences Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Martek Biosciences Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, Virginia
September 25, 2006